Exhibit 10.25

The undersigned executive and NewLink Genetics Corporation (the “Company”) hereby acknowledge and agree that the description below is true and correct in all respects.

On May 2, 2008, Dr. Charles Link borrowed $225,000.00 from the Company, at an interest rate of 6% per annum, with all accrued interest and principal due May 1, 2009. On January 22, 2009, the Company granted Dr. Link a bonus of $78,149.43, of which $78,149.43 was applied to the principal due on the loan and $0 was applied to the interest.  On April 24, 2009, Dr. Link repaid the remainder of the loan with a $159,230.23 payment, of which $146,851.00 was applied to the principal and $12,379.23 was applied to the interest.

On April 24, 2009, Dr. Link borrowed $350,000.00 from the Company, at an interest rate of 6% per annum, with all accrued interest and principal due May 1, 2011. On May 7, 2010, the principal on the loan plus accrued interest of $25,169.86 was forgiven, effective as of July 2, 2010, and an additional bonus of $180,226.00 was granted to cover the resulting tax liability. To offset the forgiveness and the bonus payment, outstanding options to purchase 555,396 shares of the Company’s common stock held by Dr. Link were modified to increase the aggregate exercise price from $1.00 per share to $2.00 per share (an amount equal to the amount of the forgiveness plus the bonus paid), and Dr. Link agreed to exercise the higher priced options prior to exercising any lower priced options to purchase the Company’s common stock.

EXECUTIVE		NEWLINK GENETICS CORPORATION

/s/ Charles Link		/s/ Gordon Link
Charles Link		Print Name:
Title:
Date:	11/24/10	Date: